Exhibit 99

[NFG LOGO OMITTED]

National Fuel Gas Company RELEASE DATE: Immediate July 28, 2005	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

NATIONAL FUEL REPORTS THIRD QUARTER RESULTS

Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced consolidated earnings for the quarter ended June 30, 2005 of $19.2 million or $0.23 per share, a decrease of $13.4 million from the prior year’s third quarter earnings of $32.6 million or $0.39 per share (note: all references to earnings per share are to diluted earnings per share).

        As previously announced, on July 18, 2005 the Company completed the sale of its majority interest in United Energy, a.s. (“United Energy”), a district heating and electric generation business in the Czech Republic. As a result of this transaction, the Company is presenting the Czech Republic operations, which were primarily comprised of United Energy, as discontinued operations. Consolidated earnings for the quarters ended June 30, 2005 and 2004 include losses from discontinued operations of $7.2 million or $0.08 per share and $0.3 million or less than $.01 per share, respectively.

        Earnings from continuing operations for the quarter were $26.4 million or $0.31 per share, a decrease of $6.4 million from the prior year’s third quarter earnings from continuing operations of $32.8 million or $0.39 per share. Excluding an $0.8 million (after tax) non-recurring adjustment in the third quarter of 2004 related to the Company’s September 2003 sale of portions of its timber properties, earnings from continuing operations for the quarter decreased $7.2 million. There were no non-recurring items in these operations in the quarter ended June 30, 2005. See further discussion of non-recurring items on page 6 of this document and a reconciliation of reported earnings to earnings before non-recurring items on pages 9 and 10 of this document.

        Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel Gas Company commented: “This has been a very active quarter for our Company. In April, we announced the settlement of our utility rate case in New York, which was approved by the Public Service Commission last week. This settlement not only addresses the utility’s need for additional revenue, but also reduces customer bills.” Ackerman continued, “In late May, we were able to avail ourselves of the benefits from the American Jobs Creation Act of 2004 by repatriating over $70 million from our Czech Republic operations at a favorable tax rate of 5.25%. In June, our Board of Directors reaffirmed our commitment to the dividend by raising the annual dividend rate by over 3.5% to $1.16 per share, making this our 35th year of consecutive dividend increases. In June, we also announced the signing of an agreement to sell our Czech operations. We completed the transaction this month, which is expected to result in a

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$25 million gain for the year*. These actions demonstrate our responsiveness to challenges in our industry, and further indicate the continuing efforts and dedication of the people who comprise all the divisions of National Fuel.”

DISCUSSION OF THIRD QUARTER EARNINGS

CONTINUING OPERATIONS

Please note that the following discussion of earnings from continuing operations excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Third Quarter Earnings, Discussion of Nine Month Results, and Earnings Guidance. A reconciliation of reported earnings to the earnings discussed below is provided on page 9 of this document.

Regulated segments

        In the Utility segment, a loss of $1.7 million for the quarter ended June 30, 2005 was a decrease in earnings of $5.9 million from the prior year’s third quarter earnings of $4.2 million.

        In the New York Division, earnings decreased by $7.2 million principally due to two out-of-period regulatory adjustments recorded during the quarter. The first adjustment related to the final settlement with the Staff of the State of New York Public Service Commission of the earnings sharing liability for the fiscal 2001 to 2003 time period. As a result of that settlement, the New York Division recorded additional earnings sharing expense of $0.6 million. The second adjustment related to a regulatory liability recorded for previous over-collections of New York State gross receipts tax. In preparing for the implementation of the recent settlement agreement in New York, the Company determined that it needed to adjust that regulatory liability, including accrued interest, by $3.5 million (after tax), ($0.6 million of that adjustment related to the first six months of fiscal 2005 and $2.9 million related to fiscal years 2004 and prior). In addition, higher bad debt, pension and post retirement expenses contributed to the decrease in earnings.

        For the Pennsylvania Division, earnings increased by $1.3 million principally due to an increase in base rates taking effect early in this quarter. On April 15, 2005, the Company implemented the March 23, 2005 Settlement Agreement approved by the Pennsylvania Public Utility Commission, which among other things provides for a $12.0 million (before tax) annual base rate increase.

        In the Pipeline and Storage segment, earnings of $10.8 million for the quarter ended June 30, 2005 were down $1.2 million from the prior year’s third quarter. Lower interest expense was more than offset by higher operating expenses, including approximately $0.5 million of project development costs for the Empire Connector (the proposed Empire State Pipeline expansion project).

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Exploration and Production segment

        The Exploration and Production segment’s earnings for the third quarter of fiscal 2005 of $13.8 million were down $1.0 million from the prior year’s third quarter primarily due to higher operating and general and administrative expenses. The increase in operating expenses was principally attributable to the Sukunka wells in Canada (which are generally more expensive to operate than Seneca’s other properties) and higher fuel costs in the West division.

        Seneca Resources Corporation’s (“Seneca”) revenues for the third quarter of fiscal 2005 were essentially flat compared with the same period last year. Production of 13.4 Bcfe, while down 1.8 Bcfe from the prior year’s third quarter, was consistent with Seneca’s production assumptions, and Seneca remains on track to meet its previously announced fiscal 2005 production target of 50 to 55 Bcfe*. Lower production in the Gulf of Mexico was partially offset by higher production in Canada where the Sukunka 60-E well, in which Seneca has a 20% working interest, averaged 61 Mmcf/day. Higher commodity prices (after hedging) more than offset the impact of the decline in production. For the quarter ended June 30, 2005, the weighted average natural gas price (after hedging) was $6.18/Mcf, an increase of $0.93/Mcf or 18% from the prior year’s quarter, and the weighted average oil price (after hedging) was $28.62/Bbl, an increase of $1.09/Bbl or 4%. The $28.62/Bbl price (after hedging) for oil reflects the lesser value of the California heavy sour crude, which represents the bulk of Seneca’s oil production as compared to the more widely publicized West Texas Intermediate (WTI) price of light sweet crude which is in the $50 — $60 range.

        Fifty-three wells were drilled in the quarter ended June 30, 2005 with a success rate of 96%. An unusually wet spring in Western Canada prevented drilling the number of wells that were anticipated in the third quarter. Therefore, Seneca has increased its drilling activity in Canada with 3 rigs currently drilling and a fourth to begin drilling early in the fourth quarter*. One of those rigs is on location and drilling the fourth Sukunka well. The operator has indicated that two more wells will be spudded in the Sukunka area during the fourth quarter*.

        Drilling activity continued in the Gulf of Mexico as three offshore exploratory wells were finished this quarter. Seneca completed drilling on two successful exploratory wells in the Viosca Knoll (“VK”) area. Log analysis indicated that the VK 432 #1 well encountered 56 feet of net gas pay while the VK 77 #1 well encountered 31 feet of net gas pay. Seneca is working with its partner to finalize future development plans. Seneca’s working interest is 47% before project payout and 35% after project payout on the VK wells. Seneca expects these two wells to be on production in the first calendar quarter of 2006*. The recently completed Vermilion 225 A-2 well was on production for most of the quarter at an average rate of 3.5 Mmcf/day. Seneca’s working interest in this well is 100%. Seneca also anticipates spudding one more exploratory well in the Gulf in the High Island 37 block in August 2005*. Seneca is the operator on that well.

        The National Fuel Board of Directors approved an increase in Seneca’s capital budget for fiscal 2005, from $113 million to $139 million. The majority of this increase will go to the Gulf and Canadian divisions to cover development costs associated with the success of the current exploration program*.

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        Seneca increased its gas hedge positions for fiscal 2006. The current hedging summary is included on page 17 of this document.

    Mr. Ackerman added: “Seneca’s production goals continue to be met, and given the successes we recently attained in both Canada and the Gulf of Mexico, our Board felt it appropriate to increase spending in the Exploration and Production segment to take advantage of these successes. In addition, we are forecasting that the production range for next year will be equal to this year’s forecast range of 50-55 Bcfe*. We continue our commitment to remain active in all aspects of the natural gas business, from the bottom of the well to the burner tip.”

Other segments

        The Energy Marketing segment’s earnings for the quarter ended June 30, 2005 of $1.5 million were up $0.3 million from the same period in the prior year due to several small items impacting gross margin. While volumes were up 10% almost all of that increase occurred in the lower margin wholesale and industrial customer classes.

        The Timber segment’s third quarter earnings of $0.6 million were $0.9 million lower than the prior year’s third quarter principally due to lower gross margins on log sales. Overall log sales volumes increased by 28%, but because more of the current quarter’s harvest was from the Company’s higher cost basis property, gross margins declined from the prior year’s quarter.

DISCONTINUED OPERATIONS

        The loss from discontinued operations for the quarter ended June 30, 2005 of $7.2 million was $6.9 million higher than the loss for the quarter ended June 30, 2004. This primarily resulted from the Company recording approximately $6 million of previously unrecorded deferred income tax expense related to United Energy. That deferred income tax adjustment will be reversed in the fourth quarter of fiscal 2005. As discussed above, the Company completed its sale of United Energy on July 18, 2005. During the quarter ended September 30, 2005 (the quarter in which the sale was consummated), the Company will recognize a gain on the sale of approximately $31 million (which includes the fourth quarter reversal of $6 million of deferred income tax expense). When both fiscal quarters are considered together, the Company will realize a net after-tax gain from the sale of approximately $25 million*.

DISCUSSION OF NINE MONTH RESULTS

Consolidated earnings for the nine months ended June 30, 2005 were $140.28 million or $1.65 per share, a decrease of $18.55 million from the prior year’s earnings of $158.83 million or $1.92 per share. Earnings for the nine months ended June 30, 2005 and 2004 include as discontinued operations $5.1 million or $0.06 per share and $18.4 million or $0.22 per share, respectively. Earnings from continuing operations for the nine months ended June 30, 2005 were $135.2 million or $1.59 per share, a decrease of $5.2 million from the prior year’s earnings from continuing operations of $140.4 million or $1.70 per share. Excluding non-recurring items for each period, earnings from continuing operations for the nine months ended June 30, 2005 were $132.6 million or $1.56 per share, a decrease of $10.4 million from the prior year’s earnings from continuing operations before non-recurring items of $143.0 million or $1.73 per share.

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CONTINUING OPERATIONS

        Please note that the following discussion of earnings from continuing operations excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Nine Month Results and Earnings Guidance. A reconciliation of reported earnings to the earnings discussed below is provided on page 9 of this document.

Regulated segments

        In the Utility segment, the principal contributors to the $10.7 million decrease in earnings were a decline in margins due to lower average usage per customer in both New York and Pennsylvania and the two New York Division out-of-period regulatory adjustments described above. Colder weather and the base rate increase in Pennsylvania partially offset the decrease in margins. Higher bad debt and pension and post retirement expenses in Pennsylvania also contributed to the decrease.

        In the Pipeline and Storage segment, earnings increased $0.7 million due to higher efficiency gas revenues, lower interest and operating expenses, partially offset by approximately $3.0 million in project development costs for the Empire Connector. It has been the Company’s policy to reserve for preliminary project costs in its regulated operations as they are incurred. When regulatory approval for the Empire Connector is received, the Company expects to reverse the reserve for these costs*.

Exploration and Production segment

        Earnings in the Exploration and Production segment were down $1.3 million, primarily due to expected lower production volumes and higher operating expenses. Higher prices for crude oil and natural gas, lower interest expense and higher interest income partially offset the impact of these items. Production for the first nine months of fiscal 2005 was 39.7 Bcfe.

Other segments

        The Energy Marketing segment’s earnings were down $1.0 million, mostly due to the impact of lower throughput and a market related reduction in the benefit of stored gas inventory.

        In the Timber segment, earnings decreased by $0.5 million due to the higher cost basis of the trees that were harvested.

DISCONTINUED OPERATIONS

        Income from discontinued operations decreased $13.3 million mainly due to the $6.0 million deferred income tax expense related to United Energy discussed above, a $3.7 million charge for U.S. taxes on the dividend repatriated from the Czech Republic and the impact of the $5.2 million deferred tax benefit recorded in fiscal 2004 as a result of the reduction in the statutory income tax rate in the Czech Republic.

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EARNINGS GUIDANCE

Earnings guidance for the Company’s fourth quarter of fiscal 2005 and the entire fiscal year are presented in the table below. The guidance is being revised mostly due to the sale of United Energy. Because the sale was completed early in the quarter, the portion of United Energy’s typical fourth quarter operating losses included in the Company’s results will be smaller than originally forecasted. The avoidance of these losses, combined with interest income earned on the sale proceeds, will cause the Company’s fourth quarter earnings to be higher than originally forecasted. In addition, continued strength in commodity prices, and moderation in the California heavy oil basis differential are expected to support higher earnings in the Exploration and Production segment*. Seneca’s production for the fourth quarter of fiscal 2005 is expected to be in the range of 12 to 14 Bcfe*.

FISCAL 2005 EARNINGS GUIDANCE (per diluted share)

	Reported				Guidance*
	Six Months Ended March 31, 2005	Three Months Ended June 30, 2005			Three Months Ended September 30, 2005	Fiscal Year Ended September 30, 2005
Recurring earnings from	$1.25		$0.31		$0.18 - $0.22	$1.74 - $1.78
continuing operations
Add: non-recurring gain	$0.03		$0.00		$0.00	$0.03
on sale of base gas
Add: earnings from	$0.15	-$	0	.08 (1)	$0.32 - $0.34 (1)	$0.39 - $0.41
discontinued operations
including gain on sale
of United Energy

Net income per share	$1.43		$0.23		$0.50 - $0.56	$2.16 - $2.22

(1)	Earnings from discontinued operations for the three months ended June 30, 2005 include a charge of $6.0 million for previously unrecorded deferred income tax expense. Earnings from discontinued operations for the three months ended September 30, 2005 include a reversal of that charge.

FISCAL 2006 EARNINGS GUIDANCE (per diluted share)

        The Company’s preliminary consolidated earnings guidance for fiscal 2006 is in the range of $1.95 to $2.10 per share*. This includes oil and gas production in the range of 50 to 55 Bcfe*. Details regarding the production guidance are included on page 18 of this document.

DISCUSSION OF NON-RECURRING ITEMS (all amounts are after tax)

There were no non-recurring items in the three months ended June 30, 2005. The comparative consolidated earnings from continuing operations for the three months ended June 30, 2004

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exclude an adjustment to the Company’s fiscal 2003 sale of timber properties (Timber segment). In the third quarter of fiscal 2004, the Company received final timber cruise information for the properties it sold and, based on that information, determined that it had overstated the gain on the August 2003 sale by $0.8 million. The pretax amount of the adjustment is recorded as “Adjustment of Gain on Sale of Timber Properties” on the income statement. Including non-recurring items, compared with the same three months in the prior fiscal year, the Timber segment’s earnings were down $0.1 million to $0.6 million.

        The comparative consolidated earnings from continuing operations for the nine months ended June 30, 2005 exclude a $2.6 million gain from the Federal Energy Regulatory Commission approved sale of base gas from National Fuel Gas Supply Corporation’s jointly-owned Ellisburg Storage Pool.

        The comparative consolidated earnings from continuing operations for the nine months ended June 30, 2004 exclude the $0.8 million adjustment of the gain on sale of timber properties discussed above, $6.4 million of expense associated with the settlement of a pension obligation and a $4.6 million benefit to earnings related to the Seneca’s September 2003 sale of Canadian oil properties.

        Including non-recurring items, compared with the same nine months in the prior fiscal year, the Utility segment’s earnings were down $8.5 million, the Pipeline and Storage segment’s earnings were up $5.3 million, the Exploration and Production segment’s earnings were down $5.1 million, the Energy Marketing segment’s earnings were down $0.7 million, the Timber segment’s earnings were up $0.3 million and the Corporate and All Other segment’s earnings were up $3.4 million.

EARNINGS TELECONFERENCE

The Company will host a conference call on Friday, July 29, 2005 at 11:00 a.m. (Eastern Daylight Time) to discuss this announcement. There are two ways to access this call. For those with Internet access, you may access the live webcast by going to National Fuel’s Web site at http://www.nationalfuelgas.com and clicking on the “For Investors” link at the top of the homepage. For those without Internet access, you may access the live call by dialing (toll-free) 1-800-901-5213 and using the passcode “11918242". For those unable to listen to the live conference call, a replay will be available approximately one hour after the conclusion of the call at the same Web site link and by phone at (toll-free) 1-888-286-8010 using passcode “60226570". Both the webcast and telephonic replay will be available until the close of business on Friday, August 5, 2005.

Analyst Contact: Media Contact: Internet Web Site: Investor Information Service:	Margaret Suto (716) 857-6987 Julie Coppola Cox (716) 857-7079 http://www.nationalfuelgas.com 1-800-334-2188.

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* Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns and weather conditions, including the occurrence of severe weather; changes in the price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of derivative financial instruments or the Company’s natural gas and oil reserves; changes in the availability and/or price of derivative financial instruments; changes in the availability and/or price of natural gas, oil and coal; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those involving acquisitions, financings, rate cases (which address, among other things, allowed rates of return, rate design and retained gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefits; increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
RECONCILIATION TO REPORTED EARNINGS

(Thousands of Dollars)	Three Months Ended June 30, 2005 (unaudited)	Three Months Ended June 30, 2004 (unaudited)	Nine Months Ended June 30, 2005 (unaudited)	Nine Months Ended June 30, 2004 (unaudited)
Utility
Reported earnings	$(1,684)	$4,167	$45,269	$53,772
Pension settlement loss	--	--	--	2,193

Earnings before non-recurring items	(1,684)	4,167	45,269	55,965

Pipeline and Storage
Reported earnings	10,843	12,063	41,577	36,233
Pension settlement loss	--	--	--	1,967
Base gas sale	--	--	(2,636)	--

Earnings before non-recurring items	10,843	12,063	38,941	38,200

Exploration and Production
Reported earnings	13,830	14,822	38,984	44,065
Adjustment of loss on sale of oil and
gas producing properties	--	--	--	(4,645)
Pension settlement loss	--	--	--	851

Earnings before non-recurring items	13,830	14,822	38,984	40,271

Energy Marketing
Reported earnings	1,548	1,241	4,909	5,588
Pension settlement loss	--	--	--	323

Earnings before non-recurring items	1,548	1,241	4,909	5,911

Timber
Reported earnings	555	652	4,201	3,871
Adjustment of gain on sale of timber properties	--	764	--	764
Pension settlement loss	--	--	--	78

Earnings before non-recurring items	555	1,416	4,201	4,713

Corporate and All Other
Reported earnings	1,301	(124)	263	(3,096)
Pension settlement loss	--	--	--	994

Earnings before non-recurring items	1,301	(124)	263	(2,102)

Consolidated Earnings from Continuing Operations
Reported earnings from continuing operations	26,393	32,821	135,203	140,433
Total non-recurring items from above	--	764	(2,636)	2,525

Earnings from continuing operations before
non-recurring items	$26,393	$33,585	$132,567	$142,958

Discontinued Operations
Reported earnings from discontinued operations	(7,237)	(258)	5,073	18,399

Consolidated
Reported earnings	$19,156	$32,563	$140,276	$158,832

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
RECONCILIATION TO REPORTED EARNINGS

(Diluted Earnings Per Share)	Three Months Ended June 30, 2005 (unaudited)	Three Months Ended June 30, 2004 (unaudited)	Nine Months Ended June 30 , 2005 (unaudited)	Nine Months Ended June 30, 2004 (unaudited)
Utility
Reported earnings	$(0.02)	$0.05	$0.53	$0.65
Pension settlement loss	--	--	--	0.03

Earnings before non-recurring items	(0.02)	0.05	0.53	0.68

Pipeline and Storage
Reported earnings	0.13	0.14	0.49	0.44
Pension settlement loss	--	--	--	0.02
Base gas sale	--	--	(0.03)	--

Earnings before non-recurring items	0.13	0.14	0.46	0.46

Exploration and Production
Reported earnings	0.16	0.18	0.46	0.53
Adjustment of loss on sale of oil and
gas producing properties	--	--	--	(0.06)
Pension settlement loss	--	--	--	0.01

Earnings before non-recurring items	0.16	0.18	0.46	0.48

Energy Marketing
Reported earnings	0.02	0.02	0.06	0.07
Pension settlement loss	--	--	--	--

Earnings before non-recurring items	0.02	0.02	0.06	0.07

Timber
Reported earnings	0.01	0.01	0.05	0.05
Adjustment of gain on sale of timber properties	--	0.01	--	0.01
Pension settlement loss	--	--	--	--

Earnings before non-recurring items	0.01	0.02	0.05	0.06

Corporate and All Other
Reported earnings (including rounding)	0.01	(0.01)	--	(0.04)
Pension settlement loss (including rounding)	--	--	--	0.02

Earnings before non-recurring items	0.01	(0.01)	--	(0.02)

Consolidated Earnings from Continuing Operations
Reported earnings from continuing operations	0.31	0.39	1.59	1.70
Total non-recurring items from above	--	0.01	(0.03)	0.03

Earnings from continuing operations before
non-recurring items	$0.31	$0.40	$1.56	$1.73

Discontinued Operations
Reported earnings from discontinued operations	(0.08)	--	0.06	0.22

Consolidated
Reported earnings	$0.23	$0.39	$1.65	$1.92

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

(Thousands of Dollars, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Nine Months Ended June 30, (Unaudited)
SUMMARY OF OPERATIONS	2005	2004	2005	2004
Operating Revenues	$400,359	$396,884	$1,636,484	$1,640,474

Operating Expenses:
Purchased Gas	181,100	174,907	877,510	871,593
Operation and Maintenance	94,534	86,362	297,549	293,370
Property, Franchise and Other Taxes	16,598	17,080	53,551	53,795
Depreciation, Depletion and Amortization	45,099	43,601	132,438	130,350

	337,331	321,950	1,361,048	1,349,108
Adjustment of Gain on Sale of Timber Properties	--	(1,252)	--	(1,252)
Adjustment of Loss on Sale of Oil and Gas Producing Properties	--	--	--	4,645

Operating Income	63,028	73,682	275,436	294,759
Other Income (Expense):
Income from Unconsolidated Subsidiaries	675	306	1,914	403
Other Income	1,094	799	7,762	3,422
Interest Expense on Long-Term Debt	(18,294)	(20,190)	(54,989)	(63,990)
Other Interest Expense	(4,557)	(1,095)	(8,911)	(4,830)

Income from Continuing Operations Before Income Taxes	41,946	53,502	221,212	229,764
Income Tax Expense	15,553	20,681	86,009	89,331

Income from Continuing Operations	$26,393	$32,821	$135,203	$140,433
Income (Loss) from Discontinued Operations, Net of Tax	(7,237)	(258)	5,073	18,399

Net Income Available for Common Stock	$19,156	$32,563	$140,276	$158,832

Earnings Per Common Share:
Basic:
Income from Continuing Operations	$0.32	$0.40	$1.62	$1.72
Income (Loss) from Discontinued Operations	(0.09)	--	0.06	0.22

Net Income Available for Common Stock	$0.23	$0.40	$1.68	$1.94
Diluted:
Income from Continuing Operations	$0.31	$0.39	$1.59	$1.70
Income (Loss) from Discontinued Operations	(0.08)	--	0.06	0.22

Net Income Available for Common Stock	$0.23	$0.39	$1.65	$1.92

Weighted Average Common Shares:
Used in Basic Calculation	83,568,251	82,178,424	83,343,711	81,848,043

Used in Diluted Calculation	84,897,466	83,119,373	84,771,403	82,717,332

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	June 30, 2005	September 30, 2004
ASSETS
Property, Plant and Equipment	$4,351,718	$4,602,779
Less - Accumulated Depreciation, Depletion and Amortization	1,533,840	1,596,015
Net Property, Plant, and Equipment of Discontinued
Operations Held for Sale	223,707	--

Net Property, Plant and Equipment	$3,041,585	$3,006,764

Current Assets:
Cash and Temporary Cash Investments	62,072	66,153
Receivables - Net	221,408	129,825
Unbilled Utility Revenue	14,562	18,574
Gas Stored Underground	28,641	68,511
Materials and Supplies - at average cost	48,885	43,922
Unrecovered Purchased Gas Costs	--	7,532
Prepayments	51,230	38,760
Fair Value of Derivative Financial Instruments	--	23
Current Assets of Discontinued Operations
Held for Sale	14,530	--

Total Current Assets	441,328	373,300

Other Assets:
Recoverable Future Taxes	83,847	83,847
Unamortized Debt Expense	18,074	19,573
Other Regulatory Assets	71,175	66,862
Deferred Charges	4,481	3,411
Other Investments	78,142	72,556
Investments in Unconsolidated Subsidiaries	15,818	16,444
Goodwill	5,476	5,476
Intangible Assets	43,997	45,994
Other	15,966	17,571
Other Assets of Discontinued Operations Held for Sale	309	--

Total Other Assets	337,285	331,734

Total Assets	$3,820,198	$3,711,798

CAPITALIZATION AND LIABILITIES
Capitalization:
Comprehensive Shareholders' Equity
Common Stock, $1 Par Value Authorized - 200,000,000
Shares; Issued and Outstanding - 83,898,311 Shares
and 82,990,340 Shares, Respectively	$83,898	$82,990
Paid in Capital	518,621	506,560
Earnings Reinvested in the Business	788,253	718,926

Total Common Shareholder Equity Before
Items of Other Comprehensive Loss	1,390,772	1,308,476
Accumulated Other Comprehensive Loss	(65,013)	(54,775)

Total Comprehensive Shareholders' Equity	1,325,759	1,253,701
Long-Term Debt, Net of Current Portion	1,121,354	1,133,317
Long-Term Debt of Discontinued Operations Held for Sale,
Net of Current Portion	1,258	--

Total Capitalization	2,448,371	2,387,018

Minority Interest in Discontinued Operations Held for Sale	27,923	37,048

Current and Accrued Liabilities:
Notes Payable to Banks and Commercial Paper	12,700	156,800
Current Portion of Long-Term Debt	9,400	14,260
Accounts Payable	130,856	115,979
Amounts Payable to Customers	40,646	3,154
Other Accruals and Current Liabilities	160,861	91,164
Fair Value of Derivative Financial Instruments	126,331	95,099
Current Liabilities of Discontinued Operations Held for Sale	56,143	--

Total Current and Accrued Liabilities	536,937	476,456

Deferred Credits:
Accumulated Deferred Income Taxes	425,882	458,095
Taxes Refundable to Customers	11,065	11,065
Unamortized Investment Tax Credit	6,972	7,498
Cost of Removal Regulatory Liability	85,925	82,020
Other Regulatory Liabilities	72,388	67,669
Pension Liability	91,706	91,587
Asset Retirement Obligation	33,965	32,292
Other Deferred Credits	54,736	61,050
Deferred Credits of Discontinued Operations Held for Sale	24,328	--

Total Deferred Credits	806,967	811,276

Commitments and Contingencies	--	--

Total Capitalization and Liabilities	$3,820,198	$3,711,798

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
(Thousands of Dollars)	2005	2004
Operating Activities:
Net Income Available for Common Stock	$140,276	$158,832
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Adjustment of Gain on Sale of Timber Properties	--	1,252
Adjustment of Loss on Sale of Oil and Gas Producing Properties	--	(4,645)
Depreciation, Depletion and Amortization	145,814	141,768
Deferred Income Taxes	1,994	(8,993)
(Income) Loss from Unconsolidated Subsidiaries, Net of Cash Distributions	(374)	361
Minority Interest in Foreign Subsidiaries	2,899	3,378
Other	(9,342)	(148)
Change in:
Receivables and Unbilled Utility Revenue	(91,223)	(73,998)
Gas Stored Underground and Materials and
Supplies	30,687	55,917
Unrecovered Purchased Gas Costs	7,532	27,616
Prepayments	(12,503)	13,619
Accounts Payable	23,886	(3,094)
Amounts Payable to Customers	37,492	21,561
Other Accruals and Current Liabilities	72,972	122,000
Other Assets	(9,066)	(21,194)
Other Liabilities	1,867	(25,997)

Net Cash Provided by Operating Activities	$342,911	$408,235

Investing Activities:
Capital Expenditures	($157,401)	($122,295)
Net Proceeds from Sale of Oil and Gas Producing Properties	90	5,062
Other	4,001	2,073

Net Cash Used in Investing Activities	($153,310)	($115,160)

Financing Activities:
Change in Notes Payable to Banks and
Commercial Paper	($107,243)	($ 78,300)
Reduction of Long-Term Debt	(10,740)	(139,441)
Dividends Paid on Common Stock	(69,847)	(66,056)
Dividends Paid to Minority Interest	(12,676)	--
Proceeds From Issuance of Common Stock	12,499	14,597

Net Cash Used In Financing Activities	($188,007)	($269,200)

Effect of Exchange Rates on Cash	(40)	1,616

Net Increase in Cash and Temporary
Cash Investments	1,554	25,491
Cash and Temporary Cash Investments
at Beginning of Period	66,153	51,421

Cash and Temporary Cash Investments
at June 30	$67,707	$76,912

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
SEGMENT INFORMATION
(Thousands of Dollars)

	Three Months Ended June 30, (Unaudited)			Nine Months Ended June 30, (Unaudited)
	2005	2004	Increase (Decrease)	2005	2004	Increase (Decrease)
Operating Revenues
Utility	$191,909	$209,551	$(17,642)	$1,004,383	$1,043,125	$(38,742)
Pipeline and Storage	50,598	50,448	150	161,188	158,045	3,143
Exploration and Production	77,370	76,992	378	219,527	225,594	(6,067)
Energy Marketing	88,048	67,376	20,672	276,106	240,732	35,374
Timber	15,028	13,071	1,957	46,995	41,624	5,371

Total Reportable Segments	422,953	417,438	5,515	1,708,199	1,709,120	(921)
All Other	2,878	3,400	(522)	10,214	10,468	(254)
Corporate	692	628	64	2,013	1,885	128
Intersegment Eliminations	(26,164)	(24,582)	(1,582)	(83,942)	(80,999)	(2,943)

Total Consolidated	$400,359	$396,884	$3,475	$1,636,484	$1,640,474	$(3,990)

Operating Income (Loss)
Before Income Taxes
Utility	$5,168	$11,833	$(6,665)	$95,310	$108,196	$(12,886)
Pipeline and Storage	20,017	22,783	(2,766)	71,347	69,255	2,092
Exploration and Production	32,853	35,754	(2,901)	93,090	104,293	(11,203)
Energy Marketing	2,231	1,834	397	7,458	8,777	(1,319)
Timber	1,390	1,538	(148)	8,199	7,586	613

Total Reportable Segments	61,659	73,742	(12,083)	275,404	298,107	(22,703)
All Other	265	569	(304)	1,608	2,554	(946)
Corporate	1,104	(629)	1,733	(1,576)	(5,902)	4,326

Total Consolidated	$63,028	$73,682	$(10,654)	$275,436	$294,759	$(19,323)

Income (Loss) from
Continuing Operations
Utility	$(1,684)	$4,167	$(5,851)	$45,269	$53,772	$(8,503)
Pipeline and Storage	10,843	12,063	(1,220)	41,577	36,233	5,344
Exploration and Production	13,830	14,822	(992)	38,984	44,065	(5,081)
Energy Marketing	1,548	1,241	307	4,909	5,588	(679)
Timber	555	652	(97)	4,201	3,871	330

Total Reportable Segments	25,092	32,945	(7,853)	134,940	143,529	(8,589)
All Other	270	394	(124)	1,522	1,350	172
Corporate	1,031	(518)	1,549	(1,259)	(4,446)	3,187

Total Consolidated	$26,393	$32,821	$(6,428)	$135,203	$140,433	$(5,230)

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
SEGMENT INFORMATION (Continued)
(Thousands of Dollars)

	Three Months Ended June 30, (Unaudited)			Nine Months Ended June 30, (Unaudited)
	2005	2004	Increase (Decrease)	2005	2004	Increase (Decrease)
Depreciation, Depletion
and Amortization:
Utility	$10,084	$9,838	$246	$30,081	$28,970	$1,111
Pipeline and Storage	9,560	8,986	574	28,915	26,883	2,032
Exploration and Production	23,416	22,880	536	67,544	68,742	(1,198)
Energy Marketing	22	23	(1)	66	79	(13)
Timber	1,707	1,554	153	4,904	4,774	130

Total Reportable Segments	44,789	43,281	1,508	131,510	129,448	2,062
All Other	194	196	(2)	580	558	22
Corporate	116	124	(8)	348	344	4

Total Consolidated	$45,099	$43,601	$1,498	$132,438	$130,350	$2,088

Expenditures for
Long-Lived Assets
Utility	$12,719	$12,674	$45	$34,993	$38,703	$(3,710)
Pipeline and Storage	4,917	5,062	(145)	13,122	13,682	(560)
Exploration and Production	24,174	12,969	11,205	86,048	58,077	27,971
Energy Marketing	12	(11)	23	46	10	36
Timber	5	281	(276)	18,701	2,174	16,527

Total Reportable Segments	41,827	30,975	10,852	152,910	112,646	40,264
All Other	67	90	(23)	170	93	77
Corporate	20	895	(875)	106	5,413	(5,307)

Total Expenditures from
Continuing Operations	$41,914	$31,960	$9,954	$153,186	$118,152	$35,034

   DEGREE DAYS

				Percent Colder (Warmer) Than:
Three Months Ended June 30	Normal	2005	2004	Normal	Last Year
Buffalo, NY	927	911	884	(1.7)	3.1
Erie, PA	885	952	786	7.6	21.1
Nine Months Ended June 30
Buffalo, NY	6,514	6,551	6,474	0.6	1.2
Erie, PA	6,108	6,215	5,991	1.8	3.7

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES EXPLORATION AND PRODUCTION INFORMATION

                                                                Three Months Ended                        Nine Months Ended
                                                                     June 30,                                  June 30,
                                                       --------------------------------------    -------------------------------------
                                                                                  Increase                                 Increase
                                                          2005         2004        (Decrease)      2005        2004       (Decrease)
                                                       -----------  -----------  --------------------------  ----------  -------------

Gas Production/Prices:
Production (MMcf)
  Gulf Coast                                                3,365        4,563        (1,198)        9,433      14,050         (4,617)
  West Coast                                                  975        1,018           (43)        3,000       3,018            (18)
  Appalachia                                                1,156        1,208           (52)        3,499       3,894           (395)
  Canada                                                    2,134        1,578           556         5,959       4,874          1,085
                                                       -----------  -----------  ------------    ----------  ----------  -------------
                                                            7,630        8,367          (737)       21,891      25,836         (3,945)
                                                       ===========  ===========  ============    ==========  ==========  =============
Average Prices (Per  Mcf)
  Gulf Coast                                               $ 6.92       $ 6.06        $ 0.86        $ 6.72      $ 5.52         $ 1.20
  West Coast                                                 6.87         5.87          1.00          6.54        5.44           1.10
  Appalachia                                                 6.97         6.23          0.74          7.16        5.88           1.28
  Canada                                                     6.08         5.02          1.06          5.70        4.86           0.84
    Weighted Average                                         6.69         5.87          0.82          6.49        5.44           1.05
    Weighted Average after Hedging                           6.18         5.25          0.93          6.05        5.04           1.01

Oil Production/Prices:
Production (Thousands of Barrels)
  Gulf Coast                                                  251          395          (144)          801       1,184           (383)
  West Coast                                                  630          651           (21)        1,916       2,012            (96)
  Appalachia                                                   11            4             7            23          15              8
  Canada                                                       75           89           (14)          229         253            (24)
                                                       -----------  -----------  ------------    ----------  ----------  -------------
                                                              967        1,139          (172)        2,969       3,464           (495)
                                                       ===========  ===========  ============    ==========  ==========  =============

Average Prices (Per Barrel)
  Gulf Coast                                               $49.83      $ 36.80       $ 13.03        $47.73     $ 33.43        $ 14.30
  West Coast                                                42.57        33.56          9.01         39.10       30.26           8.84
  Appalachia                                                50.95        32.55         18.40         46.71       29.50          17.21
  Canada                                                    41.66        32.25          9.41         40.39       29.50          10.89
    Weighted Average                                        44.48        34.58          9.90         41.59       31.28          10.31
    Weighted Average after Hedging                          28.62        27.53          1.09         27.00       25.98           1.02

Total Production (Mmcfe)                                   13,432       15,201        (1,769)       39,705      46,620         (6,915)
                                                       ===========  ===========  ============    ==========  ==========  =============

Selected Operating Performance Statistics:
General & Administrative Expense per Mcfe                  $ 0.47       $ 0.33        $ 0.14        $ 0.43      $ 0.37         $ 0.06
Lease Operating Expense per Mcfe                           $ 0.97       $ 0.78        $ 0.19        $ 0.94      $ 0.76         $ 0.18
Depreciation, Depletion & Amortization per Mcfe            $ 1.74       $ 1.51        $ 0.23        $ 1.70      $ 1.47         $ 0.23

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
EXPLORATION AND PRODUCTION INFORMATION

Hedging Summary for Fiscal 2005

SWAPS                                          Volume            Average Hedge Price
Oil                                             0.7 MMBBL        $30.44 / BBL
Gas                                             2.9 BCF          $5.70  / MCF

No-cost Collars                                Volume            Floor Price       Ceiling Price
Gas                                             1.2 BCF          $5.14 / MCF       $7.14 / MCF

Hedging Summary for Fiscal 2006

SWAPS                                          Volume            Average Hedge Price
Oil                                             1.9 MMBBL        $34.14 / BBL
Gas                                             9.2 BCF          $6.17  / MCF

No-cost Collars                                Volume            Floor Price       Ceiling Price
Gas                                             3.3 BCF          $6.49  / MCF      $8.55  / MCF

Hedging Summary for Fiscal 2007

SWAPS                                          Volume            Average Hedge Price
Oil                                             0.9 MMBBL        $37.03  / BBL
Gas                                             0.7 BCF          $5.84   / MCF

Drilling Program
Nine Months Ended June 30, 2005:
Gross Wells Drilled
                                                    Gulf              West             East           Canada        Total
                                               ---------------   ---------------   --------------   -----------   ----------
Exploratory
    Successful                                              7                 0                2            17           26
    Unsuccessful                                            1                 0                1             2            4
Developmental
    Successful                                              2                91               39             0          132
    Unsuccessful                                            0                 0                0             0            0
Total
    Successful                                              9                91               41            17          158
    Unsuccessful                                            1                 0                1             2            4

Success Ratio                                             90%              100%              98%           89%          98%

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
EXPLORATION AND PRODUCTION INFORMATION
Fiscal 2006 Financial & Operating Guidance

                       Total Production (Bcfe)                                              50 - 55

                       Production by Division (Bcfe)

                       Gulf                                                               15.5 - 16.5
                       East                                                                  5 - 6
                       West                                                                 19 - 20
                       Canada                                                             10.5 - 12.5

                       Crude Oil Average 2006 NYMEX ($/Bbl) as of May 17, 2005 (without hedges):                 $51.56

                       Forecast price differentials

                       Gulf                                                             -$0.75 to -$1.50
                       East                                                             -$4.00 to -$6.00
                       West                                                            -$7.00 to -$12.00
                       Canada                                                           -$6.00 to -$8.00

                       Natural Gas Average 2006 NYMEX ($/Mmbtu) as of May 17, 2005 (without hedges):             $7.18

                       Forecast price differentials

                       Gulf                                                              $0.10 to $0.40
                       East                                                              $0.30 to $0.70
                       West                                                             -$0.10 to -$0.40
                       Canada                                                           -$0.60 to -$1.00

                       Cost and Expenses $ per Mcfe

                       Lease Operating Expenses                                          $0.90 - $1.00
                       Depreciation, Depletion and Amortization                          $1.70 - $1.80
                       Other Taxes (% of Revenue)                                        $0.07 - $0.10

                       Other Operating Expenses                                            $6M - $8M
                       Administrative and General                                         $22M - $24M

                                    Capital Investment by Division              Number of Wells to be Drilled

                       Gulf                   $31M - $32M                               10 - 13
                       East                   $19M - $20M                               90 - 105
                       West                   $20M - $21M                               70 - 80
                       Canada                 $40M - $42M                               46 - 50
                       Total                  $110M - $115M

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

Utility Throughput - (millions of cubic feet - MMcf)

                                                   Three Months Ended                          Nine Months Ended
                                                        June 30,                                   June 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Retail Sales:
       Residential Sales                      10,698       10,899          (201)         63,125        65,791        (2,666)
       Commercial Sales                        1,814        1,812             2          11,340        12,019          (679)
       Industrial Sales                          120          797          (677)            721         2,050        (1,329)
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              12,632       13,508          (876)         75,186        79,860        (4,674)
                                         ------------   ----------   -----------    ------------   -----------  ------------
   Off-System Sales                                -        4,151        (4,151)              -        14,254       (14,254)
    Transportation                            13,776       13,923          (147)         50,345        51,597        (1,252)
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              26,408       31,582        (5,174)        125,531       145,711       (20,180)
                                         ============   ==========   ===========    ============   ===========  ============

Pipeline & Storage Throughput- (MMcf)
                                                   Three Months Ended                          Nine Months Ended
                                                        June 30,                                   June 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Firm Transportation - Affiliated          17,895       17,774           121         102,801       108,022        (5,221)
    Firm Transportation - Non-Affiliated      53,049       48,366         4,683         181,736       176,329         5,407
    Interruptible Transportation               7,162        6,995           167          10,004        10,891          (887)
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                              78,106       73,135         4,971         294,541       295,242          (701)
                                         ============   ==========   ===========    ============   ===========  ============

Energy Marketing Volumes
                                                   Three Months Ended                          Nine Months Ended
                                                        June 30,                                   June 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
    Natural Gas (MMcf)                        10,925        9,918         1,007          34,115        35,908        (1,793)
                                         ============   ==========   ===========    ============   ===========  ============

Timber Board Feet (Thousands)
                                                   Three Months Ended                          Nine Months Ended
                                                        June 30,                                   June 30,
                                         ---------------------------------------    ----------------------------------------
                                                                      Increase                                   Increase
                                            2005          2004       (Decrease)        2005           2004      (Decrease)
                                         ------------   ----------   -----------    ------------   -----------  ------------
   Log Sales                                   1,619        1,392           227           5,934         5,208           726
   Green Lumber Sales                          3,475        1,956         1,519           8,179         7,154         1,025
   Kiln Dry Lumber Sales                       4,110        3,824           286          11,373        10,909           464
                                         ------------   ----------   -----------    ------------   -----------  ------------
                                               9,204        7,172         2,032          25,486        23,271         2,215
                                         ============   ==========   ===========    ============   ===========  ============

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

Quarter Ended June 30 (unaudited)                                2005            2004
                                                             -------------   --------------

  Operating Revenues                                         $ 400,359,000   $ 396,884,000
                                                             =============   ==============

  Income from Continuing Operations                          $ 26,393,000     $ 32,821,000
  Loss from Discontinued Operations, Net of Tax                (7,237,000)        (258,000)
                                                             -------------   --------------
  Net Income Available for Common Stock                      $ 19,156,000     $ 32,563,000
                                                             =============   ==============

  Earnings Per Common Share:
   Basic:
          Income from Continuing Operations                        $ 0.32           $ 0.40
          Loss from Discontinued Operations                         (0.09)               -
                                                             -------------   --------------
          Net Income Available for Common Stock                    $ 0.23           $ 0.40
                                                             =============   ==============

   Diluted:
          Income from Continuing Operations                        $ 0.31           $ 0.39
          Loss from Discontinued Operations                         (0.08)               -
                                                             -------------   --------------
          Net Income Available for Common Stock                    $ 0.23           $ 0.39
                                                             =============   ==============

   Weighted Average Common Shares:
      Used in Basic Calculation                                83,568,251       82,178,424
                                                             =============   ==============
      Used in Diluted Calculation                              84,897,466       83,119,373
                                                             =============   ==============

Nine Months Ended June 30 (unaudited)

  Operating Revenues                                         $ 1,636,484,000 $ 1,640,474,000
                                                             =============   ==============

  Income from Continuing Operations                          $ 135,203,000   $ 140,433,000
  Income from Discontinued Operations, Net of Tax               5,073,000       18,399,000
                                                             -------------   --------------
  Net Income Available for Common Stock                      $ 140,276,000   $ 158,832,000
                                                             =============   ==============

  Earnings Per Common Share:
   Basic:
          Income from Continuing Operations                        $ 1.62           $ 1.72
          Income from Discontinued Operations                        0.06             0.22
                                                             -------------   --------------
          Net Income Available for Common Stock                    $ 1.68           $ 1.94
                                                             =============   ==============

   Diluted:
          Income from Continuing Operations                        $ 1.59           $ 1.70
          Income from Discontinued Operations                        0.06             0.22
                                                             -------------   --------------
          Net Income Available for Common Stock                    $ 1.65           $ 1.92
                                                             =============   ==============

   Weighted Average Common Shares:
      Used in Basic Calculation                                83,343,711       81,848,043
                                                             =============   ==============
      Used in Diluted Calculation                              84,771,403       82,717,332
                                                             =============   ==============

Twelve Months Ended June 30 (unaudited)

  Operating Revenues                                         $ 1,903,979,000 $ 1,925,592,000
                                                             =============   ==============

  Income from Continuing Operations                          $ 149,035,000   $ 202,343,000
  Income (Loss) from Discontinued Operations, Net of Tax       (1,005,000)      14,634,000
                                                             -------------   --------------
  Net Income Available for Common Stock                      $ 148,030,000   $ 216,977,000
                                                             =============   ==============

  Earnings Per Common Share:
   Basic:
          Income from Continuing Operations                        $ 1.79           $ 2.48
          Income (Loss) from Discontinued Operations                (0.01)            0.18
                                                             -------------   --------------
          Net Income Available for Common Stock                    $ 1.78           $ 2.66
                                                             =============   ==============

   Diluted:
          Income from Continuing Operations                        $ 1.76           $ 2.45
          Income (Loss) from Discontinued Operations                (0.01)            0.18
                                                             -------------   --------------
          Net Income Available for Common Stock                    $ 1.75           $ 2.63
                                                             =============   ==============

   Weighted Average Common Shares:
      Used in Basic Calculation                                83,164,757       81,722,179
                                                             =============   ==============
      Used in Diluted Calculation                              84,559,840       82,586,783
                                                             =============   ==============